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[GRAPHIC OMITTED]                                                  PRESS RELEASE
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                       DSET TO MERGE WITH NE TECHNOLOGIES

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Shrewsbury, NJ - November 8, 2002 - DSET Corporation (Nasdaq SmallCap: DSET)
(the "Company"), announced today that it has entered into a definitive Agreement of Merger under which all outstanding shares of DSET will be acquired by a newly formed subsidiary of NE Technologies, Inc. at $0.30 per share.

The Agreement of Merger provides that the acquiror will pay $0.30 in cash for each outstanding share of the Company's Common Stock, an 87.5% increase over the closing price on November 7, 2002 of $0.16. Certain significant shareholders of DSET have agreed to vote in favor of the transaction.

The transaction, which is structured as a cash merger, was unanimously approved by the Company's Board of Directors.

Binay Sugla, President and Chief Executive Officer of DSET said, "Given the current state of the telecom market and the financial state of DSET, we believe that DSET needs to be part of a financially healthy entity. Moreover, we believe that the $0.30 cash offer provides an attractive premium for our shareholders. NE Technologies and DSET have worked together for several years. NE already supports many of DSET's customers and, more recently, became a reseller for DSET's IPSource product line. As a result, we expect that the combined company will be able to increase the level of service and support for its customers."

Dilip Naik, Chief Executive Officer of NE Technologies said, "NE Technologies and DSET have worked together for several years in harmony to service a number of common customers. This union provides great synergy to our strategic direction."

Vish Emani, Chief Operating Officer of NE Technologies said, "We will continue to provide the highest level of uninterrupted services to our newly expanded worldwide customer base."

Kaufman Bros., L.P. is acting as the exclusive financial advisor to the Board of Directors of the Company in connection with the proposed transaction.

The transaction must be approved by the Company's shareholders. Completion of the merger is also subject to certain customary closing conditions. It is expected that the




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shareholders of DSET will be asked to vote on the proposed merger at a meeting to be held in the fourth quarter of 2002.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

DSET Corporation plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about NE Technologies, Inc., NE Technologies Acquisition Corporation, DSET Corporation, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by DSET Corporation and by NE Technologies, Inc. through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement, when available, from DSET by contacting Mr. Bruce M. Crowell, c/o DSET Corporation, 661 Shrewsbury Avenue, Shrewsbury, New Jersey 07702.

NE Technologies and its subsidiary may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. DSET Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding DSET's directors and executive officers is contained in DSET's Form 10-K for the year ended December 31, 2001, as amended, and its proxy statement dated January 3, 2002, which are filed with the SEC. As of October 31, 2002, DSET's directors and executive officers beneficially owned approximately 1,167,979 shares, or 21.1%, of DSET's common stock. In addition, certain additional information regarding the directors and executive officers of DSET is set forth in the Company's Current Report on Form 8-K, filed with the SEC on November 1, 2002. A more complete description will be available in the Proxy Statement.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this press release regarding the proposed transaction between NE Technologies, Inc. and DSET Corporation, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about NE Technologies, Inc. or DSET Corporation, managements' future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the ability to consummate the transaction. NE




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Technologies, Inc. and DSET Corporation disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About DSET

DSET Corporation (www.dset.com) is a provider of innovative OSS software solutions designed to minimize operational costs and maximize the value of service offerings for telecommunications providers and enterprise networks around the world. Since 1989, DSET's field-proven products have been used to build critical global network applications that generate immediate return on investment. DSET's portfolio of products include: IPSource'TM', an advanced IP Provisioning, activation and configuration platform enabling providers to deploy, modify and manage services quickly, reliably and profitably; and electronic-bonding gateways that allow competitive service providers to exchange information electronically with other telecommunications providers which significantly reduce the time required to provision services and resolve service outages for their customers.

Note: News releases and other information about DSET can be accessed at www.dset.com.

About NE Technologies

NE Technologies is a global telecom software and solutions provider to equipment manufacturers, service providers and system integrators. The Company provides a comprehensive portfolio of Telecommunications Management Network (TMN) solutions that assist in the rapid development of Operational Software Solutions (OSS); Carrier Gateways; Protocol Stacks; land and wireless network Test Tools; and software solutions required in the operation of service provider networks. NE Technologies products and services are deployed in hundreds of telecom networks across the globe, supporting mission critical network management applications and services. NE Technologies is headquartered in Norcross, Georgia (Atlanta suburb), with a strong offshore engineering operation in India. The Company's web site can be viewed at www.netechinc.com.

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DSET Contacts:

Financial:                Bruce Crowell, Chief Financial Officer, 908-945-6000
                          Ext. 111, e-mail: bcrowell@dset.com

Media Relations:          Loretta Gasper, Wind Rose Communications,
                          404-459-8878, e-mail:
                          loretta.gasper@windrosecommunications.com.

DSET and the DSET logo are registered trademarks of DSET Corporation.

All other trademarks are the property of their respective owners.